PENN SERIES FUNDS, INC.

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment is made and entered into as of May 1, 2023 and hereby amends the Investment Advisory Agreement (the “Agreement”), dated May 1, 2000, as amended and restated May 1, 2020, between Penn Mutual Asset Management, LLC (the “Adviser”) and Penn Series Funds, Inc. (the “Company”), on behalf of the Large Core Growth Fund (the “Fund”), a separate series of the Company.

WHEREAS, the Company, pursuant to Section 3 of the Agreement, currently pays the Adviser a fee based on the average daily net assets of the Fund at the rate specified in Schedule B to the Agreement as compensation for the advisory services the Adviser renders to the Fund; and

WHEREAS, the Adviser and the Company now desire to modify the fee rate paid by the Company, on behalf of the Fund, to the Adviser to reduce the overall fee paid to the Adviser for the services rendered to the Fund; and

WHEREAS, the parties wish to amend Schedule B to the Agreement to reflect the modified fee rate applicable to the Fund; and

WHEREAS, the parties agree that the fee rate modification specified below will be effective May 1, 2023.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

The investment advisory fee rate for the Fund set forth in Schedule B to the Agreement is deleted in its entirety and replaced with the fee rate below in lieu thereof.

Large Core Growth Fund	0.58%

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective and duly authorized officers or representatives designated below as of the date first written above.

PENN SERIES FUNDS, INC., on behalf of the Large Core Growth Fund		PENN MUTUAL ASSET MANAGEMENT, LLC

By:	/s/ Keith G. Huckerby Keith G. Huckerby President	By:	/s/ Mark Heppenstall Mark Heppenstall President & Chief Investment Officer